EXHIBIT 1

ASSET SALE AGREEMENT

THIS AGREEMENT dated for reference March 18th, 2003.

BETWEEN:

RED DOT CAPITAL INC., a company incorporated pursuant to

the laws of the State of Delaware with an office located at 200 - 675 West Hastings Street, Vancouver, British Columbia, V6B1N2;

("Red Dot")

OF THE FIRST PART

AND:

PAN ASIA COMMUNICATIONS CORP., a body corporate, duly incorporated under the laws of the State of Nevada and having an office at #1001-1166 Alberni Street, Vancouver, Canada. V6E 3Z3

("Pan Asia")

OF TI SECOND PART

WHEREAS:

A. Pursuant to a joint venture agreement (the "Joint Venture Agreement") dated December 23, 2002 with Hubei Zenith Airbeck Pharmaceutical Co, Ltd. ("Airbeck"), a translated copy of which is attached hereto as Schedule "A", Red Dot has the right to acquire on certain terms and conditions a 57.1% joint venture interest (the "Interest") in Hubei Pharmaceutical Co., Ltd. ("Hubei"), a private Chinese company to be involved in the research, development, production and sale of certain pharmaceutical products that Airbeck will contribute to Hubei;

B. Pan Asia wishes to acquire and Red Dot wishes to sell the Interest upon the terms and conditions contained herein;

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants and provisos herein contained, THE PARTIES HERETO AGREE AS

FOLLOWS:

RED  DOT'S  REPRESENTATIONS

1.1 Red Dot hereby makes the following representations and warranties to Pan Asia, each of which will be true and correct at Closing:

(a) Red Dot owns a 100% right, interest and title to the Interest, free and clear of all liens, charges and encumbrances;

(b) The Joint Venture Agreement is in good standing and in full force as of the date of this Agreement, and to the best of Red Dot's knowledge and belief, after due inquity, there are no other outstanding agreements or options to acquire or purchase an interest in Hubei;

(c) To the best of Red Dot's knowledge and belief, after due inquiry, Airbeck is the registered and beneficial owner of a 100% interest in the pharmaceutical assets described in the Joint Venture Agreement. Red Dot knows of no circumstance that would prevent Airbeck from complying with the terms of the Joint Venture Agreement.

(d) Red Dot has the right, subject to the notice requirements contained in the Joint Venture Agreement, to assign the Interest to Pan Asia;


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(e) Hubei is a body corporate, duly incorporated under the laws of China with full power and absolute capacity to conduct business as contemplated in the Joint Venture Agreement;

(0 Red Dot has the full right, authority and capacity to enter into this Agreement without first obtaining the consent of any other person or body corporate and the consummation of the transaction herein contemplated will not conflict with or result in any breach of any covenants or agreements contained in, or constitute a default under, or result in the creation of any encumbrance under the provisions of any indenture, agreement or other instrument whatsoever to which Red Dot is a party or by which it is bound; and

(g) Red Dot is a body corporate, duly incorporated under the laws of Delaware with full power and absolute capacity to enter into this Agreement and that the terms of this Agreement have been authorized by all necessary corporate acts and deeds in order to give effect to the terms hereof.

1.2 The representations and warranties of Red Dot set out in paragraph 1.1 above form a part of this Agreement and are conditions upon which Pan Asia has relied upon in entering into this Agreement and shall survive Closing.

2. REPRESENTATION OF PAN ASIA

2.1 Pan Asia hereby makes the following representations and warranties to Red Dot, each of which will be true and correct at Closing:

(a) Pan Asia is a corporation duly incorporated, validly existing and in good standing under the laws of Nevada;

(b) Pan Asia is in good standing with the U.S. Securities & Exchange Commission (the "SEC"). All Pan Asia filings submitted to the SEC contain full, plain and true disclosure of all material events in Pan Asia's affairs. The Company has complied in all material respects with the corporate laws of the State of Nevada;

(c) As of the date of this closing approximately 19,828,762 shares of common stock with nominal par value will have been issued as fully paid and non-assessable in the capital of the Company;

(d) Pan Asia has good and sufficient right and authority to enter into this Agreement on the terms and conditions herein set forth and to issue shares of common stock to Red Dot as contemplated in this Agreement;

(e) The Articles and Bylaws of Pan Asia permit it to carry on its present business;

(f) To the best of knowledge of the current board of Directors and management of the Company, the corporate records and minute books of Pan Asia contain complete and accurate minutes of all meetings of the directors and shareholders held since incorporation;

(h) Pan Asia has no knowledge of any:

(i) actions, suits, investigations or proceedings against Pan Asia which are in progress, pending or threatened.

(ii) outstanding judgments of any kind against Pan Asia other than a judgment in favor of Lawyer Steve O'Neill ; or

(iii) occurrences or events which have, or might reasonably be expected to have, a material adverse effect on Pan Asia intended business.

(i) Pan Asia's financial statements, as filed with the SEC (the "Financial Statements"), have been prepared in accordance with generally accepted accounting principles and fairly represent Pan Asia's financial position at that date. Since the date to which the most recent Financial Statements were prepared:

(i) There has not been any material change in the financial position other than debts incurred in the normal course of business including Office Administration fees, Directors fees and shares issued to consultants under Reg S8 or condition of Pan Asia or its right or capacity to carry on business;

(ii) Pan Asia has not waived or surrendered any right of material value; (iii) The business of Pan Asia has been conducted in the ordinary course;


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(iv) Pan Asia has not guaranteed, or agreed to guarantee, any debt, liability or other obligation of any person, firm or corporation;

(v) Pan Asia has authorized shares for debt exchange for management fees and certain debts outstanding on the books of the Company.

Pan Asia does not have any contracts, agreements, pension plans, profit sharing plans, bonus plans, undertakings, or arrangements whether oral, written or implied with employees, licensees, managers, accountants, suppliers, agents, distributors, officers, directors, lawyers or others which cannot be terminated on not more than one month's notice; and

(Ic) Pan Asia has initiated, and will complete prior to Closing or as soon as practically possible after closing, a reverse split of its shares of common stock whereby every ten pre-consolidation shares shall be converted into one post-consolidation share.

2.2 The representations and warranties of Pan Asia set out in paragraph 2.1 above form a part of this Agreement and are conditions upon which Red Dot has relied in entering into this Agreement and shall survive Closing.

PURCHASE  AND  SALE  OF  INTEREST

3.1 At Closing, upon the terms and conditions herein set forth, Red Dot agrees to sell and assign a 100% undivided right, title and interest in and to the Interest, in consideration of Pan Asia;

(a) issuing 22,000,000 post-consolidation, restricted shares of common stock in its capital (the "Shares") to Red Dot, or Red Dot's nominees appointed in writing; to be issued on the following terms and conditions

i) 3,000,000 on closing

ii) 19,000,000 at the time the Airbeck assets are vended into the Joint Venture

(b) issuing 2,000,000 post-consolidation, restricted shares of common stock in its capital (the "Shares") to _____________________________ as a finders fee due and payable at such time as Airbeck assets are vended in to the Joint Venture as referred to above.

(c) assuming all of Red Dot's obligations pursuant to the Joint Venture Agreement subject to 3.1(a) (ii) above.

3.2 In thither consideration of Red Dot's assignment of the Interest in Pan Asia, Pan Asia agrees to issue the following number of post-consolidation, restricted shares of common stock in its capital to Red Dot, or Red Dot's nominees appointed in writing, upon Hubei attaining the following cumulative, gross sales revenue levels:

Gross Sales Amount       Additional Shares To Be Issued

US$5,000,000                        5,000,000

US$7,500,000                        2,500,000

US$10,000,000                       2,500,000

US$12,500,000                       2,500,000

US$15,000,000                       2,500,000

3.4 Pan Asia shall be obligated to issue shares pursuant to paragraph 3.2 based on

Hubei gross sales revenue figures reported in Pan Asia's audited annual financial statements. Pan Asia shall issue such shares within 10 days of the date that Pan Asia files with the SEC via EDGAR its annual financial statements that evidence the sales amounts necessary to trigger an issuance or issuances described in paragraph 3.3

CLOSING


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The sale and purchase of the Assets shall be closed at the office Pan Asia, at
#1001- Albemi Street, Vancouver, British Columbia at 10:00 A.M. (Vancouver time) on March ____ 2003, or on such other date or at such other place as may be agreed upon by the parties (the "Closing").

ACTIONS BY THE PARTIES PENDING CLOSING

From and after the date hereof and until Closing, Red Dot and Pan Asia covenant and agree that:

I

(a) Red Dot and Pan Asia, and their authorized representatives, shall have fill! access during normal business hours to each others records relevant to the representations and warrants made in this Agreement. Furthermore, each party shall furnish to the other party, or its authorized representatives, with all information with respect to its affairs and business as the other party may reasonably request;

(b) Pan Asia shall conduct its business diligently and substantially in the manner previously conducted and shall not make or institute any unusual or novel methods of purchase, sale, management, accounting or operation, except with the prior written consent of Red Dot;

(c) Pan Asia shall not enter into any contract or commitment to purchase or sell any assets or engage in any transaction not in the usual and ordinary course of business without the prior written consent of Red Dot except

i) for the understanding that Pan Asia has agreed to pay EuroCapital Holdings AVV. the sum of $50,000 as compensation for the cancellation of the 4,000,000 shares issued to EuroCapital for conversion and settlement of debt.

ii) For the issuance of 1,500,000 restricted pre-consolidation shares to 618335 BC Ltd for Office Administration Services for the period December, 1, 2002 until March, 31, 2003.

iii) For the issuance of 1 million restricted pre-consolidation shares to Mark Glusing, President of Pan Asia as a sign on bonus.

(d) Pan Asia shall not act or omit to do any act, or permit any act or omission to act, which will cause a breach of any contract, commitment or obligation; and

(e) Pan Asia will not declare or pay any dividend or make any distribution, directly or indirectly, in respect of its capital, nor will it directly or indirectly redeem, purchase, sell or otherwise acquire or dispose of shares in its capital.

(f) Red Dot will furnish to Pan Asia, before closing, all documentation relating to the Joint Venture Agreement including, without limitation, articles of incorporation, certificate of good standing, Directors resolutions, copies of minutes of meetings, agreements, detail of Assets and government licenses all of which shall be acceptable to Pan Asia.

CONDITIONS  PRECEDENT  TO  PAN  ASIA'S  OBLIGATIONS

Each and every obligation of Pan Asia to be performed at Closing shall be subject to Red Dot's satisfaction by Closing of the following conditions, unless waived in writing by Pan

Asia:

(a) The representations and warranties made by Red Dot in this Agreement shall be true and correct as at Closing with the same effect as though such representations and warranties had been made or given at Closing; and

(b) Red Dot shall deliver to Pan Asia:

(i) a certified true copy of resolutions of Red Dot's Board of Directors authorizing the assignment and sale of the Interest to Pan Asia and the execution of this Agreement;

(ii) the form of Red Dot's intended notice to Airbeck pursuant to Article 56 of the Joint Venture Agreement; and


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(iii) a Bill of Sale and Assignment addressed to Pan Asia and executed by Red
Dot with respect to the Interest.

(iv) all documentation relating to the Joint Venture Agreement including, without limitation, articles of incorporation, certificate of good standing, Directors resolutions, copies of minutes of meetings, agreements, detail of Assets, government licenses.

CONDITIONS PRECEDENT TO RED DOT'S OBLIGATIONS

Each and every obligation of Red Dot to be performed at Closing shall be subject to Pan Asia's satisfaction by Closing of the following conditions, unless waived in writing by Red

Dot:

(a) The representations and warranties made by Pan Asia in this Agreement shall be true and correct at Closing with the same effect as though such representations and warranties had been made or given at Closing;

(b) Pan Asia's commencement of the necessary regulatory and administrative tasks of the reverse split described in subparagraph 2.1(k); subject to Pan Asia' shareholder and board approval and

(c) Pan Asia shall deliver to Red Dot or their Solicitor Yanke:

(i) share certificates representing the Shares issued in accordance with Red Dot's instructions; and

(ii) a certified true copy of resolutions of Pan Asia's Board of Directors authorizing the purchase of the Interest from Red Dot, the execution of this Agreement and the issuance of the Shares;

(d)  Subject  to  Board  and  Shareholder  approval

FURTHER  ASSURANCES

The parties hereto covenant and agree to do such further acts and execute and deliver all such further deeds and documents as shall be reasonably required in order to filly perform and carry out the terms and intent of this Agreement.

ENTIRE AGREEMENT

This Agreement constitutes the entire agreement to date between the parties hereto and supersedes every previous agreement, communication, expectation, negotiation, representation or understanding, whether oral or written, express or implied, statutory or otherwise, between the parties with respect to the subject of this Agreement.

NOTICE

10.1 Any notice required to be given under this Agreement shall be deemed to be well and sufficiently given if delivered by hand or transmitted by facsimile addressed as follows:

In  the  case  of  Red  Dot:

Red  Dot  Capital  Inc.

200  -  675  West  Hastings  Street

Vancouver,  British  Columbia

V6B  1N2

Fax  number:  (604)  681-7622

and  in  the  case  of  Pan  Asia  addressed  as  follows:

Pan  Asia  Communications  Corp.

#1001-1166  Alberni  Street,  Vancouver.  Canada.  V6B  3Z3

Fax  number:  (604)  648-2091


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and any notice given as aforesaid shall be deemed to have been given, if delivered, when delivered, or if sent by facsimile, on the first business day after the date of transmission.

Either party may time to time by notice in writing change its address for the purpose of this section.

TIME OF ESSENCE

Time shall be of the essence of this Agreement.

The titles to the respective sections hereof shall not be deemed a part of this

Agreement but shall be regarded as having been used for convenience only.

SEVERABILITY

If any one or more of the provisions contained herein should be invalid, illegal or unenforceable in any respect in any jurisdictions, the validity, legality and enforceability of such provisions shall not in any way be affected or impaired thereby in any other jurisdiction and the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

APPLICABLE LAW

The situs of the Agreement is Las Vegas, Nevada, and for all .purposes this Agreement will be governed exclusively by and construed and enforced in accordance with laws prevailing in the State of Nevada. The parties agree to attorn to the jurisdiction of the Courts of the State of Nevada.

ENUREMENT

This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and theft respective successors and permitted assigns.

IN WITNESS WHEREOF Red Dot and Pan Asia have duly executed this Agreement effective as of the date and year above written.

RED DOT CAPITAL INC.     PAN ASIA COMMUNICATIONS CORP.


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